Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF
PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is made and entered into as of December 13, 2018, by and between RREEF America L.L.C., a Delaware limited liability company (the “Original Purchaser”), as assignor, and RPT Elston Plaza, LLC, a Delaware limited liability company (the “Assuming Purchaser”), as assignee.

BACKGROUND

WHEREAS, IRC Elston Plaza, L.L.C., a Delaware limited liability company (the “Seller”), and Original Purchaser entered into that Purchase and Sale Agreement dated as December 5, 2018 (the “Purchase Agreement”), regarding the purchase and sale of certain real property located at 3500-3750 N. Elston Avenue, Chicago, Illinois, commonly known as Elston Plaza (the “Property”), more particularly described in the Purchase Agreement; and
WHEREAS, Original Purchaser desires to assign its interest in the Purchase Agreement to Assuming Purchaser, and Assuming Purchaser desires to assume such interest, all as hereinafter provided.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Original Purchaser and Assuming Purchaser hereby agree as follows:

1.    Transfer and Assignment. In accordance with Section 16 of the Purchase Agreement, Original Purchaser hereby sells, transfers, assigns, delivers and conveys to Assuming Purchaser all of Original Purchaser’s right, title and interest in, to and under the Purchase Agreement, including, without limitation, all right, title and interest of Original Purchaser in and to the Earnest Money. Notwithstanding anything contained herein to the contrary, and pursuant to Section 16 of the Purchase Agreement, the Original Purchaser shall remain fully liable for any and all of its obligations under the Purchase Agreement notwithstanding such assignment until the closing on the Property is complete.

2.    Assumption of Obligations. Assuming Purchaser hereby accepts said assignment and assumes and agrees to perform, and to be bound by, all of the terms, covenants, conditions, and obligations imposed upon or assumed by Original Purchaser under the terms of the Agreement from and after the date hereof.

3.    Governing Law. This instrument shall be governed by and construed in accordance with the internal laws of the State of Illinois without reference to the conflicts of laws or choice of laws provisions thereof, and may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

4.    Binding Effect. This instrument shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

5.    Ratification. Except as specifically set forth herein, all other terms and conditions of the Purchase Agreement shall remain unmodified and in full force and effect, the same being confirmed, ratified, reaffirmed and republished hereby.

[Signatures on Following Page]

IN WITNESS WHEREOF, Original Purchaser and Assuming Purchaser have hereunto set their hands and affixed their seals hereto on the day and year first above written.

ORIGINAL PURCHASER: RREEF AMERICA L.L.C., a Delaware limited liability company By: /s/ Peter Heigl Name: Peter Heigl Title: Vice President
ASSUMING PURCHASER: RPT ELSTON PLAZA, LLC, a Delaware limited liability company By: /s/ Peter Heigl Name: Peter Heigl Title: Authorized Signatory

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